                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

   For additional information contact: Paul A. Miller, Vice President and CFO
                                 (614) 718-0530



               CROSS MEDICAL PRODUCTS AND INTERPORE INTERNATIONAL
                        SIGN DEFINITIVE MERGER AGREEMENT

     CROSS MEDICAL ANNOUNCES FOURTH QUARTER AND YEAR END OPERATING RESULTS

               DUBLIN, Ohio--Feb. 12, 1998--Cross Medical Products, Inc. (Nasdaq: CRSS) and Interpore International (Nasdaq: BONZ) today announced the execution of a definitive merger agreement, creating a combined medical device company offering an expanded range of products to orthopaedic and neurosurgeons.

               This stock-for-stock transaction, creating a company with a combined 1997 revenues of approximately $28 million, combines Interpore's strength as a leading manufacturer and marketer of synthetic bone graft materials with Cross Medical's strength as a worldwide supplier of spinal implant systems used to treat degenerative conditions and deformities of the spine.

               The agreement, a merger of equals, calls for Cross to be merged with a wholly-owned subsidiary of Interpore. Each shareholder of Cross Medical shall receive 1.275 shares of Interpore common stock in exchange for each of their shares of Cross Medical common stock. The transaction is intended to be accounted for as a pooling of interests and is expected to be tax-free.

               The boards of directors of both companies have voted unanimously to approve the transaction. Certain key shareholders of each company have agreed to vote in favor of the merger. Each company has granted the other an option to acquire 19.9 percent of its common stock under certain conditions.

               Consummation of this transaction is subject to customary conditions, including regulatory approvals and approval of the merger by the shareholders of each company. It is anticipated that this transaction will close prior to the end of the second quarter of 1998.

               The companies have agreed that:

               The corporate headquarters will be located in Irvine, California but Cross Medical will maintain operations in Dublin, Ohio for the foreseeable future.

               Interpore's President, Chief Executive Officer and Chairman of the Board, David C. Mercer, will serve as Chairman and Chief Executive Officer of Interpore after the merger. Cross Medical's President and Chief Executive Officer, Joseph A. Mussey, will serve as President and Chief Operating Officer of Interpore following the merger. Both Mercer and Mussey will serve on the Board. The key management team will consist of top managers of both Interpore and Cross Medical.


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               The new company will be governed by a six-member Board of
Directors, with three directors designated by each company.

               David C. Mercer, Interpore President and Chief Executive Officer, said: "This transaction presents an outstanding opportunity for both companies. The complementary strengths of each partner's product portfolio and the critical mass achieved by the combination should bring greater value to our stakeholders, including our customers, employees and shareholders. An analysis of the respective distribution channels for Interpore and Cross Medical revealed an opportunity for growth with relatively few territory conflicts."

               Mercer added: "This merger is a 'defining moment' for Interpore. The combined company will be able to offer a more complete range of products to meet the needs of surgeons throughout the world. Our ability to cross-sell and bundle our products will be a key driver of our future growth."

               "The strong management teams of both companies will provide the expertise necessary to continue rapid growth and expansion to new areas. And we share the same values and commitment to product quality, service and creating shareholder value. The cultures of our companies are quite similar. That should make the integration of operations relatively seamless. We will immediately form transition task forces in order to hit the ground running," Mercer continued.

               Joseph A. Mussey, President and CEO of Cross Medical, said: "The merger of Interpore and Cross Medical is a natural marriage, providing tremendous opportunities for growth. At a time when the medical industry is rapidly consolidating, the merger creates a company with financial strengths that should allow us to accelerate our growth in the future. We both have high gross margin product lines and high operating leverage. The potential bottom line impact of incremental revenues expected from combining the companies could be significant."

               Dr. Edward R. Funk, Chairman of Cross Medical, expressed strong support for the merger, citing the complementary technologies of the two companies. Funk founded Danninger Medical Technology, Inc., the predecessor company to Cross Medical, with his son, Dr. Daniel A. Funk, M.D., in 1982.

               Both companies expect to realize synergies as well as cost savings from the merger. Most importantly, the combination of their respective sales distribution channels and many corporate support functions will provide substantial efficiencies.

               Piper Jaffray Inc. served as financial adviser to Cross Medical and Genesis Merchant Group Securities, L.L.C. served as financial adviser to Interpore.


                                       8
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1997 YEAR END AND FOURTH QUARTER

               Revenue in 1997 increased 51% to $12.9 million, from $8.5 million in 1996. Net income for 1997 was $1.6 million ($0.32 per share) versus net income of $1.3 million ($0.27 per share) in 1996. Net income in 1997 included a gain on the sale of discontinued operations of $2.2 million ($0.43 per share) while 1996 results included income from discontinued operations of $1.2 million ($0.26 per share).

               For the fourth quarter of 1997, sales increased to $3.4 million from $3.0 million in the fourth quarter of 1996. The fourth quarter of 1996 benefited from a high level of initial stocking shipments for international distributors of the Company's titanium version of the Synergy(TM) spinal system. These shipments did not recur in 1997. However, in the fourth quarter of 1997, U.S. revenues increased 83% from the 1996 fourth quarter. The Company continues to expand and upgrade its force of sales reps in the U.S.

               Results for the fourth quarter of 1997 included an inventory charge of $775,000 created by lower costs of implants and a reserve for implants and instrument designs replaced with improved products. Absent this charge, gross margins increased to 60% in 1997 from 55% in 1996. Results for the fourth quarter of 1996 benefited by $460,000 from recognition of previously-deferred tax benefits.

FIRST QUARTER 1997 RESTATEMENT OF EARNINGS

               In addition, the Company restated its earnings for the quarter ended March 31, 1997, to expense certain product liability insurance premiums. The change resulted in a reduction in net income per share of $0.04 per share ($0.03 from continuing operations and $0.01 from discontinued operations).

               Cross Medical Products is a world-wide supplier of spinal implant devices used to treat degenerative conditions and deformities of the spine.

               Certain statements in this release are forward-looking and may involve risk and uncertainties, including, but not limited to: risks that the proposed merger will not be completed timely or at all; risks that anticipated synergies will not be realized; risks that the two companies cannot be successfully integrated; product demand and market acceptance risks; the development of future products; successful completion of clinical studies; regulatory approval of new products; and the impact of competitive products. Additional information on factors that could affect the Company's financial results and growth prospects is disclosed in the Company's reports filed from time to time with the Securities and Exchange Commission.

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FINANCIAL HIGHLIGHTS

                                          Three Months Ended                    Twelve Months Ended
                                               Dec. 31,                               Dec. 31,
                                     ------------------------------------------------------------------
                                        1997              1996               1997              1996
                                        ----              ----               ----              ----
Net Sales                             $3,421,000        $2,957,000        $12,918,000       $8,572,000
Gross Profit                           1,245,000         1,500,000          6,995,000        4,718,000
Operating Expense                      2,289,000         1,349,000          7,915,000        5,017,000
Net Income (Loss) from
   continuing operations              $ (728,000)       $  456,000        $  (862,000)      $   50,000
                                      ==========        ==========        ===========       ==========

Net Income (Loss) from
   discontinued operations*           $ (127,000)       $  351,000        $ 2,470,000       $1,231,000
                                      ==========        ==========        ===========       ==========

Net Income (Loss)                     $ (855,000)       $  807,000        $ 1,608,000       $1,281,000
                                      ==========        ==========        ===========       ==========

Basic earnings per share:
   Net Income (Loss) Per Share
     from continuing operations           $(0.14)            $0.09             $(0.17)           $0.01
                                          ======             =====             ======            =====

   Net Income (Loss) Per Share
     from discontinued operations         $(0.02)            $0.08              $0.49            $0.26
                                          ======             =====              =====            =====

   Net Income (Loss) Per Share            $(0.16)            $0.17              $0.32            $0.27
                                          ======             =====              =====            =====

   Weighted Average Common
     Shares Outstanding                5,221,542         4,870,683          5,065,294        4,772,082

Diluted earnings per share:
   Net Income (Loss) Per Share
     from continuing operations           $(0.14)            $0.09             $(0.17)           $0.01
                                          ======             =====             ======            =====

   Net Income (Loss) Per Share
     from discontinued operations         $(0.02)            $0.06              $0.49            $0.26
                                          ======             =====              =====            =====

   Net Income (Loss) Per Share            $(0.16)            $0.15              $0.32            $0.27
                                          ======             =====              =====            =====

   Weighted Average Common
     Shares Outstanding                5,221,542         5,714,512          5,065,294        4,772,082


                                                      December 31, 1997              December 31, 1996
                                                      -----------------              -----------------

Current Assets                                              $16,941,000                    $14,205,000
Property & Equipment - net                                      970,000                        784,000
Other Assets                                                    851,000                      4,601,000
                                                            -----------                    -----------
   Total Assets                                             $18,762,000                    $19,590,000
                                                            ===========                    ===========

Current Liabilities                                         $ 3,585,000                    $ 5,964,000
Long Term Liabilities                                         5,179,000                      7,978,000
                                                            -----------                    -----------
   Total Liabilities                                        $ 8,764,000                    $13,942,000

Shareholders' Equity                                        $ 9,998,000                    $ 5,648,000
   Total Liabilities &
   Shareholders' Equity                                     $18,762,000                    $19,590,000
                                                            ===========                    ===========

* Included in twelve months ended 1997 is a gain on sale of discontinued operations of $2,180,000 or $0.43 per share.